Exhibit 99.1

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

DIGESTIVE DISEASE WEEK UPDATE

Rifaximin Investigated in Small Intestinal Bacterial

Overgrowth in Irritable Bowel Syndrome

RALEIGH, NC, May 17, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today reported results of an investigator-initiated trial of rifaximin that are being presented at Digestive Disease Week® 2005 (DDW) today. The poster is available for viewing from 8:00 a.m. until 5:00 p.m. today. The investigator has been requested to be present at the poster from 12:00 noon until 2:00 p.m.

Small Intestinal Bacterial Overgrowth in Irritable Bowel Syndrome

Dr. Cristiano Lauritano, Gemelli Hospital, Catholic University of Rome, et al. conducted a study to investigate the efficacy and tolerability of three doses of rifaximin in 90 irritable bowel syndrome patients affected by small intestinal bacterial overgrowth. The diagnosis of irritable bowel syndrome was based on the Rome II criteria and the presence of small intestinal bacterial overgrowth was based on a glucose breath test. Patients were treated for 7 days with rifaximin dosed at either 600 mg daily, 800 mg daily or 1200 mg daily. Glucose breath test was reassessed one month after the end of therapy. Glucose breath test normalization rate was 60.0% in patients treated with rifaximin 1200 mg daily (p<0.05, compared to other treatment groups), 26.6% in patients treated with 800 mg daily and 16.6% in patients treated with 600 mg daily. No significant differences in patient compliance and incidence of adverse events were reported among the groups.

Schedule information on upcoming poster presentations is provided below:

TOPIC	LEAD AUTHOR	DATE/TIME*
Moderate to Severe Crohn’s Disease	Dr. Brian Bosworth	May 18

Mild-Moderate Crohn’s Disease	Dr. Asher Kornbluth	May 18

Small Bowel Bacterial Overgrowth	Dr. Leonard Baidoo	May 18

*	Posters are available for viewing from 8:00 a.m. until 5:00 p.m. on the day listed above. Investigators are requested to be present at their respective poster from 12:00 noon until 2:00 p.m.

Digestive Disease Week (DDW) is the largest international gathering of physicians, researchers and academics in the fields of gastroenterology, hepatology, endoscopy and gastrointestinal surgery. Jointly sponsored by the American Association for the Study of Liver Diseases (AASLD), the American Gastroenterological Association (AGA), the American Society for Gastrointestinal Endoscopy (ASGE) and the Society for Surgery of the Alimentary Tract (SSAT), DDW takes place May 14-19, 2005 in Chicago. The meeting showcases approximately 5,000 abstracts and hundreds of lectures on the latest advances in GI research, medicine and technology. For more information, please visit www.ddw.org.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

For full prescribing information on Xifaxan, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.